Exhibit 23.2

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of NewGenIvf Group Limited of our report dated August 16, 2024, relating to the consolidated balance sheet of NewGenIvf Limited and its subsidiaries as of December 31, 2023, and the related consolidated statement of operations and comprehensive income, changes in shareholder’s equity, and cash flows for the years ended December 31, 2023 and the related notes. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ OneStop Assurance PAC

Singapore

November 22, 2024